UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.


                 SCHEDULE 13G


  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                (AMENDMENT NO. 1 )*

             LO-JACK CORPORATION
______________________________________________
               (Name of Issuer)

                 Common Stock
______________________________________________
        (Title of Class of Securities)

                  539451104
______________________________________________
                (CUSIP NUMBER)

Check the following box if a fee is being paid
with this statement (   ).  (A fee is not
required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-
7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


       2 of 7

CUSIP NO.  539451104 13G

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George D. Bjurman & Associates
            IRS Identification No. 95-2654860
________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) ______
________________________________________________
3.     SEC USE ONLY
________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       California
________________________________________________
                         5.  SOLE VOTING POWER
                               960,010
                         ________________________
NUMBER OF SHARES         6.  SHARED VOTING POWER
BENEFICIALLY                    -0-
OWNED BY EACH REPORTING  ________________________
PERSON WITH              7.   SOLE DISPOSITIVE
                              POWER
                                960,010
                         ________________________
                         8.   SHARED DISPOSITIVE
                              POWER
                                -0-
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       960,010
________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.38%
________________________________________________
12.    TYPE OF REPORTING PERSON
       IA

       3 of 7

CUSIP NO.  539451104

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            George Andrew Bjurman*
            ###-##-####
________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
________________________________________________
3.     SEC USE ONLY
________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
________________________________________________
                         5.   SOLE VOTING POWER
                                -0-
                         ________________________
NUMBER OF SHARES         6.   SHARED VOTING POWER
BENEFICIALLY                    960,010*
OWNED BY EACH REPORTING  ________________________
PERSON WITH              7.   SOLE DISPOSITIVE
                              POWER
                                -0-
                         ________________________
                         8.   SHARED DISPOSITIVE
                              POWER
                                960,010*
_________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       960,010*
_________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
_________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.38%
_________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       4 of 7

CUSIP NO.  539451104 13G

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            Owen Thomas Barry III*
            ###-##-####
_____________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
_______________________________________________
                         5. SOLE VOTING POWER
                                -0-
                         ______________________
NUMBER OF SHARES         6. SHARED VOTING POWER
BENEFICIALLY                    960,010*
OWNED BY EACH REPORTING  ______________________
PERSON WITH              7. SOLE DISPOSITIVE
                            POWER
                                -0-
                         _______________________
                         8. SHARED DISPOSITIVE
                            POWER
                                960,010*
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       960,010*
________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.38%
________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*      The filing of this statement shall not
be deemed an admission by Owen Thomas Barry
III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       5 of 7

Item 1.

          (a)    Name of Issuer:
                 Lo-Jack Corporation
          (b)    Address of Issuer's Principal
                 Executive Offices:
                 333 Elm Street
                 Dedham, MA 02026
Item 2.
          (a)    Name of Persons Filing:
                 George D. Bjurman Associates
                 ("GDBA"),George Andrew Bjurman*
                 and Owen Thomas Barry III*.

                      *These individuals may,
                 as a result of their ownership
                 in and positions with GDBA, be
                 deemed to be indirect
                 beneficial owners of the equity
                 securities held by GDBA.  The
                 filing of this statement shall
                 not be deemed an admission by
                 George Andrew Bjurman and Owen
                 Thomas Barry that either person
                 beneficially owns the
                 securities attributed to GDBA
                 for any purpose, regardless of
                 whether they are acting in
                 concert or acting severally.
          (b)    Address of Principal Business
                 Office or,if none, Residence:
                      The business address for
                 GDBA and Messrs. Bjurman and
                 Barry is 10100 Santa Monica
                 Boulevard, Suite 1200, Los
                 Angeles, CA 90067.
          (c)    Citizenship:
                      GDBA is a corporation
                 organized under the laws of
                 California.  Messrs. Bjurman
                 and Barry are United States
                 citizens.
          (d)    Title of Class of Securities:
                 Common Stock
          (e)    CUSIP Number:
                 539451104
Item 3.     If this statement is filed
            pursuant to Rule 13d-1(b), or 13d-2(b),
            check whether the person filing is a:

            GDBA is an Investment Adviser
            registered under section 203 of the
            Investment Advisers Act of 1940.

       6 of 7

Item 4.     Ownership.
          (a)    Amount Beneficially Owned:
                      As of November 30, 1996,
               GDBA beneficially owned
               960,010 shares.  *Messrs.
               Bjurman and Barry III may, as a
               result of their ownership in
               and positions with GDBA, be
               deemed to be indirect
               beneficial owners of the equity
               securities held by GDBA.
          (b)    Percent of Class:
                 3.38%
          (c)    Number of shares as to which
                 such person has:
                    (i) sole power to vote
                        or to direct the vote:
                        -0-
                   (ii) shared power to vote or
                        to direct the vote:
                        960,010**
                  (iii) sole power to dispose
                        or to direct the
                        disposition of:
                        -0-
                   (iv) shared power to
                        dispose or to direct the
                        disposition of:
                        960,010**

                     **GDBA, as an investment adviser,
                       shares such powers only to the
                       extent that its clients may be able
                       to give instructions that would
                       supersede GDBA's otherwise full
                       discretionary authority over the
                       disposition or voting of the
                       securities in its portfolios.
Item 5.     Ownership of Five Percent or Less
            of a Class.
                 Not Applicable
Item 6.     Ownership of More than Five
            Percent on Behalf of Another Person.
                 Not Applicable
Item 7.     Identification and Classification
            of the Subsidiary Which Acquired the
            Security Being Reported on By the
            Parent Holding Company.
                 Not Applicable
Item 8.     Identification and Classification
            of Members of the Group.
                 Not Applicable
Item 9.     Notice of Dissolution of Group.
                 Not Applicable


       7 of 7

Item 10. Certification and Signature.

       By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

       After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      12/04/96
                      _____________
                      Date

                      /s/ George Andrew Bjurman
                      _________________________
                      Signature

                      George Andrew Bjurman
                      President & CEO,GDBA
                      _________________________
                      Name/Title

                      /s/ George Andrew Bjurman
                      __________________________
                      George Andrew Bjurman

                      /s/ Owen Thomas Barry III
                      __________________________
                      Owen Thomas Barry III